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                                                                    EXHIBIT 99.2

THIRD QUARTER 2005 INVESTOR PRESENTATION - QUESTION AND ANSWER SESSION JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER NOVEMBER 7, 2005

Bruce Baughman: Were the implementation of the scroll product, scroll compressor and the rotary compressors delayed this year?

James Nicholson: With respect to the scroll, it is not delayed. It is under the timing that we have expected. The formal rollout will come at the (ASHRAE) show in January. Currently, we do have compressor models on test with our customers. With respect to the rotary in India, it was delayed by factors outside of our control. It's one of the things that we point to when we say, "Gee, if we didn't have bad luck, we'd have no luck at all." A good portion of the equipment that will manufacture the new rotary in India actually came from the United States. The first ship that we put it on got out to sea and broke a drive shaft and had to be towed back to the port. The second ship we were scheduled on was commandeered for military deliveries to Iraq, and then finally, we got on a third ship which made an extended stop in a port along the way. Long and short of that, we were about four months behind in getting that production up and running. We expect we will be producing rotaries in December in India.

Bruce Baughman: OK. And how's the implementation of the ERP system progressing?

James Nicholson: It is on schedule. We are currently in unit acceptance testing for what we call the second wave of implementation. We had implemented our pilot site, which is Little Giant, at the beginning of this year. As we get into the beginning of next year, we have a rapid sequence of a number of key locations that get implemented during the first three quarters of the year. We do not do any implementations in the fourth quarter because with Sarbanes Oxley it becomes a little problematic for testing purposes. So that's the plan, and we're currently on schedule with respect to that plan.

Bruce Baughman: OK. Any progress with the variable speed DC compressors?

James Nicholson: Well, we already have variable speed DC compressors in the marketplaces serving niche applications.

Bruce Baughman: Any increase in sales there or new applications or new platforms?

James Nicholson: The answers is yes to all of those. Sales of the Masterflux are increasing. I would say that, in the third quarter, we probably had the highest sales level of any quarter in the past, and we continued to test that product in many new applications. So the answer is yes.

Bruce Baughman: OK, and how about the World Economy electric motor?

James Nicholson: Well, we call it the WEM. The World Economy Motor has one new business. We expect those automotive platforms are going on to commence in 2006 according to the original schedule. So it has gained good acceptance, and it will be produced here in mass quantities as we get into 2006.

Bruce Baughman: And the hiring of AlixPartners for the engine and power train segment, why only that segment?

James Nicholson: Well, certainly, if we went back about five months ago, we did not see the - did not expect that - currency would continue to work against us as dramatically as it has, as well as the falloff in volumes in Europe and South America. So things were, I think, progressing as expected in the compressor group as well as the electrical components group. The actions we've been taking have been showing positive effects there. It's really just been the engine group that's been

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in such dire straits, where we made the essential assessment, which is we did not have the adequate personnel to achieve the turnaround plans that were necessary. There's been no confusion as to what the plan is. It's been a matter of having the resources to execute it, and that's why they're here.

Bruce Baughman: OK. Is Al Koch, is that how you pronounce his name?

James Nicholson: Al Koch.

Bruce Baughman: Al Koch, is he personally involved?

James Nicholson: He is not. He is a member of our board, but he is not involved in that engagement.

Bruce Baughman: OK. And then finally, how much did pension income contribute to operating results?

James Nicholson: Give me a second. Pension income amounts to just shy of $12 million on an annual basis.

Bruce Baughman: So one fourth of that in the quarter?

James Nicholson: Yes, one fourth of that in the quarter (see correction below).

Bruce Baughman: OK, and just getting back to the other question about AlixPartners, now that things have continued to be challenging since they first came on, is there any thought of extending that to some of the other operations of the company?

James Nicholson: Bruce, I need to correct my answer on that last question. The $12 million was year to date, not full year. So it's one third of that is what the benefit in the quarter was.

Bruce Baughman: OK, thank you.

James Nicholson: I'm sorry, go ahead with your next question.

Bruce Baughman: The other one was about AlixPartners. You explained why their engagement was for a specific segment at a specific time, but in the six months since then, it's obvious that other areas need a lot of help too. Is there any consideration of extending that engagement to the other parts of the company?

James Nicholson: I don't think so at this time, although those are also decisions that are driven by the board. The reason I say that is because we have been executing various programs, whether it be new product or cost reductions fairly effectively. What's really hit us up here in the last quarter in the compressor group is really these macroeconomic factors of currency and lowering demand. We have not been losing, for the most part, share. There has been market decline in those segments.

Bruce Baughman: OK, thank you.

Operator: Our next question comes from Rand Gessing with David J. Green and Company.

Rand Gesing: What was your sense for plan as to how we did, you know, on the balance sheet, getting some of the inventory to work down?

James Nicholson: We're actually ahead of our targets in getting those inventory balances down, and a lot of that has been turned into receivables as of this point in time, or at the end of the quarter. So we're happy about those results.

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Rand Gesing: In the fourth quarter, how should I think about it? Do you expect to do a little better or about the same as it relates to inventory and pulling some cash out of the balance sheet? I guess I had thought that third quarter was going to be good but the fourth quarter was going to be a big quarter.

James Nicholson: Well, we do expect to still continue to pull more cash out of the balance sheet, both receivables and inventory, as we go into the fourth quarter. There's still room to get those inventories down to the kind of inventory levels we had two years ago at December.

Rand Gessing: Yes. I was just wondering how much impact we're having on the operating profit, or lack thereof, in some segments as it relates to pulling inventories down. Any impact from that? Are these things we're doing to become more efficient offsetting them?

James Nicholson: Well, there have been no detrimental impacts. There have been many reasons why inventory levels in the various segments were what they were, and those reasons are not necessarily universal across all of the segments. All I can say is we've made good progress by focusing on it in all of our segments and bringing them down to more historical levels. We have more work to do, but we are making progress, and the progress is ahead of the plans that we'd established.

Rand Gessing: Right, OK. At engine, are we hearing anything from AlixPartners as it relates - I mean turnaround firms, crisis management firms typically are very good at going in and pulling cash out of operations. Are they finding things on top of the overall company initiative in this regard?

James Nicholson: Well, let me tell you this about that engagement, and it's consistent with the message that they delivered to our board over the last couple of months. They have, as their work has progressed, ratified on numerous occasions that they believe that their original projections in terms of the total amount of cost savings that can be achieved are still valid, and they're even more positive about achieving those. Now, that engagement goes through mid-2007, and so we would expect to have completed all of those run rate improvements by that point in time.

Rand Gesing: OK. Language regarding asset sales is sort of new in this press release. I was just wondering, you know, what the drivers are to thinking about those types of transactions.

James Nicholson: Sure, that's a good question, Rand. You know, I think we've always had this discussion or we've had this discussion at various points in time. One, I would say we've always said we're not married to any of our businesses. If we felt that we could get more value than we can generate ourselves, then it's for sale. As we look at our capital structure and the potential of reviewing our capital structure, it's a good time to take a fresh view of those potential sales. It's something that, in light of what our overall strategies are, we look at the company say five years from now and say what do we want it to be. So there's just been a holistic approach to looking at the changes that might be coming, and we want to say that it's possible because it is something that we're looking at.

Rand Gesing: You'd sort of say the fire around that issue is hotter than it's been in some time.

James Nicholson: I don't know if I'd use that analogy as the fire being hotter. More of a focused analysis, making sure that we're honed in on the strategies, and that we're listening to the markets that might be telling us that certain assets are very valuable and maybe more than we can generate on our own. We're going through that analysis, you know, in this time frame now, and if something comes out of that, we just wanted to make sure that we told the markets that it was a possibility.

Rand Gesing: Got you. OK, I'll get back in queue. Thanks.

Operator: Our next question comes from Jeff Bourke with Robert W. Baird.

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Jeff Bourke: Some questions on cap ex. First off, I noted some language in the press release about a covenant you had to amend. Can you talk a little bit about that?

James Nicholson: I certainly can. When we originally did the amendment - there's two things going on here. When we originally did the amendment, the value of the Brazilian Real was projected at, you know, some number. It turned out to be a lot stronger than that, and we are making significant cap ex in Brazil right now. When you translate that number back to dollars, it turns out to be larger as a result of translation. The covenant was set based upon dollars. That's part of it. We also, when we originally formulated that, we had missed a location in terms of its capital expenditures, so we had to tweak the covenant to allow room for what our latest view of currency is as well as this missed expenditure.

Jeff Bourke: OK. And then cap ex so far year to date looks to be running about almost 60 percent higher than last year.

James Nicholson: Right.

Jeff Bourke: What are, well, first off, what do you expect for the fourth quarter, and does that kind of rate continue in '06? And then, where is that money going?

James Nicholson: OK. Let me start with will that rate continue into '06. No, it will not continue past the first quarter of '06. These are the capacity expansions - the new refrigeration product in Brazil, the rotary product in India, and investments for our scroll. So it's those things. We also have some new product expenditures in the engine group. We think that we're going to end up the year at around $120 million. That's up from what we thought before. Mainly because, again, currency inflates these numbers versus what we had predicted originally. So after the first quarter, which is really the completion, most of the Indian stuff will be done by the end of the year, but the expansion in Brazil goes into the first quarter. After that we don't really have any major programs on the plate.

Jeff Bourke: OK, so beyond the first quarter maybe an annual run rate back below $100 million?

James Nicholson: Oh, definitely a run rate well below $100 million.

Jeff Bourke: A bookkeeping question on the tax rate. What should we expect in the fourth quarter? It's kind of hard to make sense of what's going on year to date. And then, I guess, longer term.

James Nicholson: Jeff, we could probably talk for hours on the accounting rules for the deferred taxes and taxes, and it would be very difficult for all parties to understand. Essentially, we are only providing tax benefits now in two small jurisdictions, and so for the most part, you can expect losses will carry no tax benefits, and earnings will carry no taxes.

Jeff Bourke: OK. All right, and a last question, the AlixPartners arrangement, where are the actual costs of that running through the P&L, and based on what you've seen so far, when do you think the inflection point would occur where the losses stop in that segment?

James Nicholson: Well, with seasonality, you know, I would imagine, and this is just my guess, that the third quarter of next year would probably be in the black. All of the AlixPartners costs are flowing through the engine group segment.

Jeff Bourke: OK.

James Nicholson: The costs in the quarter related to their engagement, and I'm going off a vague memory here, is about $1.5 million, $1.5 million to $2 million.

Jeff Bourke: And that was two months, correct? They started in August?

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James Nicholson: Well, yes, but there was a ...

Jeff Bourke: Up front?

James Nicholson: There was an up front, yes, that we expensed.

Operator: Our next question comes from Mike Hamilton with RBC Dain.

Mike Hamilton: If we could start on the compressor side, business has been extremely sensitive to macroeconomic changes globally over the last six, seven quarters. Could you give your assessment on that? Particularly, is your view that you tend to be the marginal supplier and so more volatility to the market, or is the market itself that volatile right now?

James Nicholson: I don't think it's the former. If we look at our estimates of share, for the most part, they're flat, our shares are flat. We had been on a pretty good run, you know, basically going up to the beginning of this year, where we had been growing our shares in R&F. We had really dominant positions in Brazil and in India in the AC markets and what's happening in R&F. So that was last year that was very favorable, because with the sold out condition that the industry was experiencing, we were able to pass along the cost of the majority of the costs of our commodity increases in the compressor segment. If you go back and look at our results, you'll see that was the case.

As the total global demand for R&F falls off, just to give you an idea, for the full year, we think Europe is going to be down six to seven percent, and the Brazilian or South American markets off seven to eight percent. Now those rates are a little higher in the latter half of the year because they'd fallen off on an accelerated basis. What that's done is that's created excess capacity in the global marketplace. So it's not necessarily as easy to pass along price increases. I think it becomes a little more price competitive. But our shares are stable. It's been a real change in just the overall demand in R&F.

Mike Hamilton: Intuitively off of that, we haven't seen the bottom in pricing then.

James Nicholson: That's a true statement. We believe that there will be some price competition here going forward.

Mike Hamilton: Fair enough. Could you comment a little bit, as you look at the changing dynamics of businesses, on where we stand on goodwill evaluation and any impairments there?

James Nicholson: Well, the electrical components group, where the majority of our goodwill sits, has been, at this point, achieving plans and improving results. So, now, that's no guarantee because you discount cash flows, interest rate environment can change, but we're not warning of any pending write downs here. Same thing, you know, the next highest location is, I think, it's Tecumseh Europe, and the dollar has been strengthening against the Euro, and I think that also helps in that test. So, I don't think that there's any kind of substantial numbers that we are probably looking at in the remaining portion of the year here for goodwill impairment.

Mike Hamilton: Thanks. Small business, but nice improvement in pumps. Could you give a little color on what's going on there, what parts of the business you've picked up market?

James Nicholson: Yes, we have two companies. Both companies are on a good run right now of increasing sales and profits. Little Giant is, I would say, benefiting from strong demand. I, again, think their shares are fairly consistent, but demand is very strong right now. I think the weather that we've had, the extreme weather, is certainly contributing to that, and they're a very viable competitor with good relationships with their customers.

On the MP Pump side, they're an industrial-type pump manufacturer, and most of what they make is, you know, designed to a specific application for a specific customer. Over the last few

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years, they've been working on products targeted at specific applications.
They're winning the business. You know, the economy in the industrial segment is a little better than it's been, so their sales are growing for that reason.

Mike Hamilton: Thanks. Then last, engine and power train were at the stage where the lawn and garden season, from your customer standpoint, is closing out. Would you be able to give some comments on what you're seeing in market dynamics and your anticipation there, both from a pricing standpoint and share?

James Nicholson: We think we'll at least have the share that we had last year. There are still some things that aren't closed that might provide a little bit of upside. Pricing is up slightly, not enough in my opinion, but it is up slightly.

Operator: Our next question comes from Steve Raineri with Franklin Advisory Services.

Steve Raineri: Just a couple of questions. I'm wondering if you could tell me, given the timing of your new scroll compressor, when do you think you can first practically be introduced into final product and, you know, final end use product, and you know, have you signed any formal supply agreements at this point?

James Nicholson: No, we have not signed any formal agreements at this point. You have to recognize that with the scroll compressor, there are several different configurations of that product, some that will go into commercial applications. We certainly want to reenter and be a bigger player in unitary air conditioning in North America, so that's clearly a target. The initial rollout applications that are being considered are in the commercial segment. I hope that answers your question.

Steve Raineri: Well, I'm just curious as to what the earliest time for it, could that be next summer? You know, given product cycles, when could that - when's the earliest it could even be in commercial?

James Nicholson: In commercial? We have product on test now. It can be in commercial into the first quarter of 2006 it can be on product.

Steve Raineri: And what about residential?

James Nicholson: Well, the residential air market, we have plans to introduce it into our aftermarket business initially. We're still trying to get customer acceptance of it in unitary air, in the OEM side of the business, but I wouldn't expect it for this coming, you know, peak season if you will.

Steve Raineri: OK. And just on the potential uses for your rotary product, could you kind of give me a sense of what the major applications of that product are today, and what your long term plans are globally?

James Nicholson: Sure. Well, today, we produce, for the most part, the bulk of our rotary product is produced in Brazil, and it's used in air conditioning markets, as well as used in commercial applications in North America and Europe. The one that we are tooling in India is different. It has an expanded range, and it is targeted to be used in air conditioning in the Middle East and in Asia, as well as into commercial applications where rotaries are appropriate.

Steve Raineri: And does this in any way sort of replace sort of what may be a deficiency on the scroll side?

James Nicholson: No, I really don't think so. They have different - certain applications have an affinity for certain technology types. Room air conditioning rotary has become kind of the type of choice. Recips with their robustness are still very applicable in commercial, and scroll is also a good application in commercial. These highly efficient small recips are the product of choice in R&F. So, what it gives us, is a new rotary. One that is, we think, kind of world class in performance with this expanded range and an India cost structure, where we can participate in the Indian

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market. I mentioned the fall-off of volumes in Europe and Brazil with respect to
R&F. In India, India's market and the markets in the Middle East were kind of the last holdouts of transforming their AC applications from recip to rotary. In India, the air conditioning market had been growing at a rate of about 10 percent a year, but it was disproportionate, the largest portion of the growth really being in rotaries. Well, this year we've reached the point where conversion from recip to rotary has really taken over. Our air conditioning volumes in India, in the Indian market, are off 50 percent year to date because of that conversion. So, it's really unfortunate that we had the difficulty of getting that equipment there and up and running and being four months late, because the market is converting and we're missing an opportunity. But we have good relationships with our customers in India, and we suspect that, once we get this product underway, we will recapture what we've lost.

Steve Raineri: And of your overall compressor sales - what would you estimate are rotary?

James Nicholson: Oh boy.

Steve Raineri: Just so I can get an understanding.

James Nicholson: I - this is a - I'm going to give you a range of say 10 to 20 percent. My guess is closer to the 10 percent range.

Steve Raineri: OK. OK, on the inventory side, given that we do have the potential for prices to decline, and we have the transition to ((inaudible)) I was wondering if you could give me a sense of what portion of your current inventory are compressors and perhaps what may be impacted by any change of 13 seer.

James Nicholson: Well, 13 seer is not going to affect us very much with respect to our inventories, because we have very, very little share in unitary air conditioning, which is what the law is really pointed at. Now that's the market we want to reenter. We want to grow that share back, and having a viable compressor helps. With respect to the percentage of inventories in the compressor segment, 45% of our inventories are compressor, which is consistent with, you know, the magnitude of the business.

Steve Raineri: So, you're saying about $170 million of inventory on your books is basically compressor?

James Nicholson: About $160 million.

Steve Raineri: $160 million, OK. I'm just thinking, if prices are declining, don't you feel like you're going to need to record some sort of charge?

James Nicholson: I don't think so. We do every quarter look at lower cost to market computations, and I think we're OK.

Steve Raineri: OK. Thanks a lot, guys.

Operator: Our next question comes from Peter Uddo with Presidium Investments Management.

Peter Uddo: Yes, one of my questions was answered on the cap ex. I just wanted to follow up on the covenant side. I think you had to amend the EBITDA covenant. Can you talk a little about that, and what the current thresholds are? Thank you.

James Nicholson: We did not have to amend the EBITDA covenant. We did achieve the EBITDA covenant in the third quarter. We do continue to monitor the outlook and the forecast of where we'll be against those covenants. There is a potential range of outcomes that are in and outside of it, but we did not have to amend it for this quarter.

Peter Uddo: OK. Thank you.

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Operator: And our last question comes from Rand Gessing with David J. Green and
Company.

Rand Gessing: Yes, I was wondering if you could spend a little time - last quarter you talked about the focus shifting in Brazil with compressors from sort of running flat out to meet the market to now with the Real - you know with the Real then strengthening and now we've had further strengthening that that management would be looking to become more efficient, to try to take cost out, et cetera. So just the general question, you know, given the situation we have with currency, what are we doing internally to offset some of that?

James Nicholson: That's a good question, Rand. The answer is yes. I did mention that last quarter, and we are, again, talking about focus. Up to here recently, when the Real started to strengthen, the formula for Brazil really was about capturing share, and now we are more focused on making sure that we are looking at the cost side of the equation. We've talked about - we've reduced head count by 2300 people since about March.

Rand Gessing: But is that in Brazil or?

James Nicholson: A portion of that's in Brazil, probably not quite 50 percent. But a good portion of that is in Brazil. The other major thing that we have going on that, you know, it's connected to our ERP implementation, is our company really had operated as separate companies, and we had truly divided our buying power and were purchasing on a company by company basis. That is rapidly changing. We've started a corporate purchasing department. It's starting to get traction, if you will. We've organized all the people that are in that function globally within a centralized umbrella, so there will be a focus on the purchasing side of this equation here, and that's where some of the savings are going to come from, in addition to efficiency and the head counts.

Rand Gessing: But when does the ERP get really turned on for that business?

James Nicholson: Well, we've been able to - the ERP will help the effort. But the effort is already underway, kind of using the old brute force method of collecting the data manually, understanding where our spend is, where the opportunities to aggregate that spend are. What the system will ultimately allow us to do, besides making that a little more efficient, is it will allow us to consolidate part numbers so that if we're buying a bolt in ten different locations, instead of having ten different part numbers for the bolt, we can consolidate that to one part number and go shop it as one part number, and that's something that's difficult to do without a consolidated system.

Rand Gessing: Right. OK, thank you.

Operator: And there are no further questions. I will now turn the conference back over to Mr. Nicholson for any additional or closing remarks.

James Nicholson: Well, it was a - it's been a difficult quarter and certainly we have our challenges ahead of us. We are looking forward to meeting those challenges, and we certainly appreciate you calling in and sharing your questions with us. We'll talk to you next quarter.

Operator: Thank you; that does conclude our conference for today. We'd like to thank everyone for their participation. Please have a wonderful day.

                                       END